AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON APRIL 18, 2002

                           REGISTRATION NO. 333-84514

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 Post-Effective
                                 Amendment No. 2
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 OMI CORPORATION
             (Exact name of registrant as specified in its charter)
                                ----------------

      Marshall Islands                                   52-2098714
(State or other jurisdiction               (I.R.S. Employer Identification No.)
of incorporation or organization)

                                One Station Place
                               Stamford, CT 06902
                                 (203) 602-6700

               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                            FREDRIC S. LONDON, ESQ.,
                     SENIOR VICE PRESIDENT & GENERAL COUNSEL
                                 OMI CORPORATION
                                One Station Place
                               Stamford, CT 06902
                                 (203) 602-6700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ----------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

================================================================================

     The Commission is requested to mail signed copies of all orders, notices and communications to:

  Fredric S. London, Esq.                          Robert L. Clare III, Esq.
    OMI Corporation                                     White & Case LLP
   One Station Place                               1155 Avenue of the Americas
   Stamford, CT  06902                              New York, New York  10036
     (203) 602-6700                                       (212) 819-8200


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time
to  time   after   the   effective   date  of   this   Registration   Statement.
                                ----------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ----------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

================================================================================

The information contained in this Prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities, nor can we accept any offers to buy these securities, until the registration statement filed with the Securities and Exchange Commission or any applicable state securities commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. There will not be any sale of these securities in any state where the offer, sale or solicitation is not permitted.

================================================================================

                   Subject to Completion, Dated April 18, 2002

                                7,038,796 Shares
                                 OMI CORPORATION
                                  Common Stock

     This prospectus will allow us to issue up to 7,038,796 shares of our common stock over time. This means:

     We will provide a prospectus supplement each time we issue shares of our common stock.

     The prospectus supplement will inform you about the specific terms of the offering and also may add, update or change information contained in this document.

     You should read this document and any prospectus supplement carefully before you invest.

     With each share being offered, there is one Right to purchase Series A Participating Preferred Stock, par value $1.00 per share of OMI Corporation. This Right is exercisable in certain circumstances arising from a hostile takeover attempt.

         The Common Stock is listed on the New York Stock Exchange under the symbol "OMM."

     See "Risk Factors" beginning on page 3 to read about risks that you should consider before buying shares of our common stock.

================================================================================

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION DETERMINED IF THIS PROSPECTUS IS TRUTHFUL, ADEQUATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                         Prospectus dated April 18, 2002

                                TABLE OF CONTENTS

Available Information........................................................3
Risk Factors.................................................................3
Incorporation of Certain Information by Reference...........................10
The Company.................................................................12
Use of Proceeds.............................................................12
Common Stock Price Range....................................................12
Plan of Distribution........................................................12
Legal Matters...............................................................17
Experts.....................................................................17

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, file reports, proxy statements and other information with the Securities and Exchange Commission.

     We have filed with the SEC a registration statement on Form S-3, together with all amendments and exhibits thereto, under the Securities Act of 1933 for the registration of the Common Stock and Rights offered here. This prospectus constitutes a part of the registration statement and does not contain all the information set forth therein, certain parts of which have been omitted as permitted by the rules and regulations of the SEC. Any statements contained in this prospectus concerning the provisions of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. For further information regarding OMI and the securities offered hereby, you should refer to the registration statement.

     OMI Corporation

     We file annual reports and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at:

     Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549;

     500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

     233 Broadway, 13th Floor, New York, New York 10279.

     You may also read and copy any document that OMI files at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Section. Also, the SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the SEC. In addition, you may inspect reports, proxy statements and other information concerning OMI at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                                  RISK FACTORS

     An investment in our shares of common stock offered by means of this prospectus is subject to various risks, including the cyclical nature of the tanker industry and its dependence on oil markets; our dependence on spot oil voyages; environmental and other regulation; our potential inability to achieve and manage growth; the following specific risks as well as various other risks. Purchasers should review and consider carefully these risks, as well as all of the other information and factors disclosed in this prospectus.

Our substantial leverage and financial covenants could affect our ability to incur additional indebtedness or engage in certain transactions.

     The degree to which we are leveraged now or in the future could have important consequences to common stockholders, including the following:

  o our ability to obtain additional financing for working capital, capital expenditures and vessel acquisitions may be impaired,

  o a substantial portion of our cash flow from operations may have to be dedicated to the payment of the principal of and interest on our indebtedness,

  o our leverage may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures,

  o rising interest rates could have a material adverse effect on us since a substantial portion of our indebtedness bears interest at variable rates, and

  o if we are unable to service our debt our creditors could accelerate our debt and foreclose our fleet.

     The shipping industry is capital intensive, traditionally using substantial amounts of indebtedness to finance vessel acquisitions, capital expenditures and working capital needs. Our lenders have imposed financial and other covenants that require liens on the vessels financed and the cash flow they generate and limit borrowing availability based on the value of the collateral pledged. Borrowings are generally at variable rates, causing us to be sensitive to changes in prevailing interest rates. This may influence our ability to raise additional capital to fund our operations or vessel acquisitions.

Our fleet concentration makes us dependent on world and regional oil markets.

     All of our operating fleet consists of crude oil tankers and refined petroleum product carriers. As a result, our business is sensitive to changes in factors affecting the petroleum business and the transportation of crude oil and refined oil products. Historically, the tanker industry has been cyclical, experiencing volatility in profitability and asset values resulting from changes in the supply of, and demand for, tanker capacity. Tanker capacity is a function of the number of new vessels built, and the number of older vessels scrapped, converted and lost, and is affected by the operating efficiency of the existing fleet.

     The demand for tanker capacity is influenced by, among other factors, global and regional economic conditions, increases and decreases in industrial production and in the demand for crude oil and petroleum products, developments in international trade and changes in seaborne and other transportation patterns. Demand for our vessels and services in transporting crude oil and petroleum products has been dependent upon, and will continue to be dependent on, world and regional oil markets. Any decrease in shipments of crude oil in those markets could have a material adverse effect on us. Historically, those markets have been volatile as a result of the many conditions and events that affect the price, production and transport of oil, as well as competition from alternative energy sources. Because many of the factors influencing the supply of and demand for vessel capacity are subject to rapid change, the nature, timing and degree of changes in tanker industry conditions are similarly volatile.

If our exposure to the spot market increases, our revenues could suffer.

     We are dependent upon spot voyages, although seventeen of our vessels are on time charter at this time. None of our Suezmax tankers are on time charter. Although some element of dependence on the spot charter market is typical in all segments of the oil transportation industry, the spot charter market is highly competitive and spot charter rates are subject to significant fluctuations. There can be no assurance that spot charters will be available at rates that will be sufficient to enable our vessels to be operated profitably.

Higher costs of operating older vessels make such vessels less desirable to charterers.

     Our fleet includes six tankers over 15 years of age, two of which are over 20 years of age. The economic lives of properly maintained tankers are estimated by us to be approximately 25 years. Older vessels are impacted more by regulatory requirements and have fewer trading options, thereby reducing their operating efficiency and profitability. Customers prefer modern vessels over older vessels, which especially impacts the older vessels in weak markets. In general, expenditures necessary for maintaining a vessel in good operating condition increase with age. Due to improvements in engine technology, older vessels are typically less fuel efficient than more recently constructed vessels. In addition, changes in governmental regulations, safety or other equipment standards, particularly those relating to the phasing out or refitting of single hull tankers, may require expenditures for alterations or the addition of new equipment to our vessels and may restrict the trades in which the vessels may engage. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. There is no assurance that market conditions will justify such expenditures or enable us to operate our vessels profitably during the remainder of their economic lives.

Environmental and other regulations affecting the tanker industry could require significant expenditures and affect our cash flows and net income.

     Our operations are affected by extensive and changing international, national and local environmental protection laws, regulations, treaties and conventions in force in the countries in which our vessels operate as well as the countries of their registration, in particular the United States Port and Tanker Safety Act, the Act to Prevent Pollution from Ships, the United States Oil Pollution Act of 1990, various volatile organic compound emission requirements, codes for chemical carriers, the International Maritime Organization and U.S. Coast Guard pollution regulations as well as the International Convention for Safety of Life at Sea and amendments thereto. Compliance with such laws and regulations entails significant additional expense, including vessel modifications and changes in operating procedures.

     The United States Oil Pollution Act and the International Maritime Organization provide for the phase-in of the exclusive use of double-hull tankers at United States ports, as well as potentially unlimited liability for owners, operators and demise or bareboat charterers for oil pollution in U.S. waters. Specifically, the Oil Pollution Act affects all vessel owners shipping oil or hazardous material to, from or within the United States. Besides phasing out the use of tankers having single hulls, the Act effectively imposes on vessel owners and operators unlimited liability in the event of a catastrophic oil spill and establishes the Oil Spill Liability Trust Fund. The Oil Pollution Act and the International Maritime Organization regulations phase out tankers on differing schedules, but effectively remove single hull vessels older than 25 years from trading between now and 2007.

     In complying with the Oil Pollution Act, tanker owners generally will incur additional costs in meeting additional maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage as required by the Oil Pollution Act. The Act contains financial responsibility requirements for vessels operating in United States waters and requires owners and operators of vessels to establish and maintain with the United States Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under the Act.

     In the United States, liability for an oil spill is governed not only by the Oil Pollution Act, but also by the laws, rules and regulations established by every coastal and inland waterway state. Federal law does not preempt such state laws and provides that claims made by state governments and other affected parties are not subject to limitation of liability if the oil spill results from gross negligence, willful misconduct or violation of any federal operating or safety standard. One result of the Act has been a greater prominence for independent owners with a reputation for high quality of technical management and well-maintained physical assets. Another effect of the law has been to increase the relative costs of liability insurance for vessel owners trading to the United States.

     While we maintain insurance at levels we believe prudent, claims from a catastrophic spill could exceed the insurance coverage available, in which event there could be a material adverse effect on us. In addition, liability for oil spills is also governed by international laws and conventions.

     We believe that compliance with applicable environmental and pollution laws and regulations has not had and is not expected to have a material adverse effect upon our competitive position; however, the financial position, value and useful life of our vessels and results of operations may be affected as a result of the Oil Pollution Act and other environmental laws and regulations that are currently in effect or that may be adopted.

Additional laws and regulations may limit our ability to do business or increase our cost to do business.

     We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon such factors as the country of registry, the commodity transported, the waters in which the vessel operates, the nationality of the vessel's crew, the age of the vessel and our status as owner or charterer. We believe that we have or can readily obtain all permits, licenses and certificates currently required to permit our vessels to operate. However, additional laws and regulations, environmental or otherwise, may be adopted which could limit the our ability to do business or increase the cost of our doing business and which may have a material adverse effect on our operations.

The market value of tankers may fluctuate and may make the purchase of additional vessels less economical.

     The market value of tankers can be expected to fluctuate depending upon general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels and other modes of transportation. While rising vessel values may increase the value of our fleet, rising prices may make the purchase of additional vessels less economical.

Seasonal variations in operating results and significant changes in charter rates and vessel values may affect our income.

     We operate our tankers in markets that have historically exhibited seasonal variations in demand and, therefore, spot rates. Tanker markets are typically stronger in the winter months as a result of increased oil consumption in the northern hemisphere. In addition, unpredictable weather patterns in the winter months tend to disrupt vessel scheduling. The oil price volatility resulting from these factors has historically led to increased oil trading activities. As a result, our revenues have historically been weaker during our second quarter. This may result in reduced cash flow to cover our costs.

     In addition, because the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels. This may also adversely affect our earnings.

The intense competition and potential financial resources of our competitors could affect our market position.

     Competition in the ocean shipping industry varies primarily according to the nature of the contractual relationship as well as with respect to the kind of commodity being shipped. Competition in virtually all bulk trades, including crude oil and petroleum products, is intense.

     We obtain employment for our vessels in a highly competitive market. Competition arises primarily from other tanker owners (including major oil companies as well as independent companies). Some international fleets are government-owned. Some of our competitors have greater financial resources than we. There can be no assurance that our competitive position will not erode in the future.

     To the extent that we enter new geographic areas or tanker market segments or provide new services, there can be no assurance that we will be able to compete successfully in entering such markets or market segments or in providing such services. New markets may involve competitive factors which differ from those of our current market segments and may include participants that have greater financial strengths and capital resources than we.

Operation of tankers carries inherent risks that may not all be covered by insurance.

     The operation of any ocean-going vessel, and the transportation of crude oil and other liquid cargo, carries an inherent risk and the possibility of catastrophic marine disasters and property losses caused by adverse weather conditions, mechanical failures, collisions, human error, war, terrorism, piracy, labor stoppages, business interruptions due to political action, hostilities, boycotts and other circumstances or events including spills and other environmental mishaps, as well as other liabilities arising from owning and operating vessels in international trade. Our business is affected by these risks and others, including collisions, property loss to the vessels or cargo loss or damage.

     The Oil Pollution Act, by imposing virtually unlimited liability upon owners, operators and certain charterers for certain oil pollution accidents in the United States, has made liability insurance more expensive for shipowners and operators. We maintain marine hull and machinery and war risks insurance, which includes the risk of actual or constructive total loss, and protection and indemnity insurance with mutual assurance associations. We believe that our current insurance coverage is adequate to protect against most of the accident-related risks involved in the conduct of our business and that it maintains appropriate levels of environmental damage and pollution insurance coverage. We do not carry insurance covering the loss of revenue resulting from vessel off-hire time.

     We currently maintain the standard $1 billion pollution coverage for all our vessels. We believe that our current insurance coverage is adequate. However, there can be no assurance that all risks are adequately insured against, that any particular claim will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. In particular, more stringent environmental regulations at times in the past have resulted in increased costs for, and in the lack of availability of, insurance against the risks of environmental damage or pollution.

We are currently cooperating with an environmental investigation which could result in the imposition of penalties or fines.

     We are cooperating with an investigation by the U.S. Attorney's office in Newark, New Jersey of an allegation that crew members of one or more of our vessels had by-passed systems designed to prevent impermissible discharge of certain wastes into the water and had presented false statements to the government, and otherwise had obstructed the government's investigation. As well as being violations of the MARPOL (Maritime Pollution) Convention and U.S. law, the activities under investigation contravene our company policies and directives. We are continuing our review of those policies and have been implementing additional safeguards. We recently received a subpoena requesting information with respect to other vessels in our fleet. At this time, we cannot predict the scope or duration or estimate the cost of this investigation or its outcome. Accordingly, we cannot predict whether any penalties or fines will be imposed or their materiality. We expect that a substantial portion of the costs relating to this incident will be covered by insurers, who have been duly notified, although there can be no assurance that this will be the case.

We are subject to political and other risks that may affect charter rates and our voyages.

     The tanker industry is sensitive to the political risks which affect both the oil industry and the countries which our ships call. Our ships may be precluded from sailing into areas of hostility. These factors may affect charter rates and the length and safety of voyages.

     Due to the international nature of our business and the fact that our vessels operate around the world, we are exposed to many risks, including (i) changing economic, political and social conditions in countries where we do business or where our vessels are registered or flagged; and (ii) war, terrorism or piracy.

It is our current policy not to pay dividends.

     Our Board of Directors has not declared dividends to this date. It is our current policy not to pay dividends, but to retain cash for use in our business. Any determination by us to pay dividends in the future will be at the discretion of the Board and will depend upon the results of our operations, financial condition, capital restrictions, covenants and other factors deemed relevant by the Board of Directors. Payment of dividends is limited by the terms of certain agreements to which we and our subsidiaries are party.

The market price of our common stock may be volatile.

     The market price of our common stock may be volatile. Factors that could cause that volatility include:

  o fluctuations in our annual or quarterly financial results or those of our competitors,

  o failures of our operating results to meet the estimates of securities analysts or the expectations of our stockholders or changes by securities analysts in their estimates of our future earnings,

  o  unfavorable publicity, and

  o changes in environmental and other laws or regulations which adversely affect our industry or us.

     In addition, our common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. provides that, at our request, Acqua Wellington will purchase a certain dollar amount of shares at a discount, with the exact number of shares to be determined based on the daily volume weighted average price of our common stock over the draw down period for such purchase. As a result, if the per share market price of our common stock declines over the draw down period as a result of sales by Acqua Wellington or otherwise, Acqua Wellington will receive a greater number of shares for its purchase price, thereby resulting in further dilution to our stockholders and potential downward pressure on the price of our stock.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

     Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions.

Provisions in our corporate documents could delay or prevent a change in control of our company, even if some of our stockholders believed it would be beneficial.

     The existence of some provisions in our corporate documents could delay or prevent a change in control of our company, if the board of directors were opposed to the change of control. Our certificate of incorporation and bylaws contain provisions that may make acquiring control of our company difficult, including:

  o provisions relating to the classification, nomination and removal of our directors,

  o provisions limiting the right to call special meetings of our stockholders, and

  o the authorization given to our board of directors to issue and set the terms of preferred stock.

     In addition, we have adopted a stockholder rights plan that would cause extreme dilution to any person or group who attempts to acquire a significant interest in OMI without advance approval of our board of directors.

We are not a U.S. corporation, and our shareholders may be subject to the uncertainties of a foreign legal system in protecting their interests.

     Our corporate affairs are governed by our articles of incorporation and by-laws and by the corporate laws of the Marshall Islands. Thus, our public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the documents we file with it, which means that we can disclose important information to you by referring you to those documents instead of reproducing that information in this prospectus.. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 2001;

     2.  The  Company's   Proxy   Statement  for  the  2002  annual  meeting  of
stockholders; and

     3. The description of the Common Stock contained in our registration statements on Form 8-A, May 15, 1998, as amended on June 17, 1998 and the description of the Rights currently traded with the Common Stock contained in the Company's registration statement on Form 8-A, dated December 14, 1998, filed under Section 12 of the Exchange Act of 1934, including any subsequent amendments or reports filed for the purpose of updating such description.

     All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this prospectus and made a part hereof from the date of filing of such documents, except that the information required by Item 402 (i), (k) and
(l) of Regulation S-K under the Securities Act and included in any such document is not incorporated herein. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein or in a subsequently filed document, that also is or is deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a copy of these documents, at no cost to you, by writing or telephoning us at the following address:

     Fredric S. London, Esq.
     Senior Vice President and General Counsel
     OMI Corporation
     One Station Place
     Stamford, Connecticut 06902
     Tel: (203) 602-6700


     Reliance on Information

     You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                   THE COMPANY

     Our principal executive offices are located at One Station Place, Stamford, Connecticut 06902 (telephone: (203) 602-6700).

                                 USE OF PROCEEDS

     Unless we state otherwise in a prospectus supplement, the net proceeds from the sale of securities offered through this prospectus will be used for general corporate purposes, which may include working capital, capital expenditures, the acquisition of vessels and the reduction or refinancing of existing indebtedness.

                            COMMON STOCK PRICE RANGE

     The Company's Common Stock is listed on the New York Stock Exchange under the symbol "OMM." The table below shows the range of reported last sale prices on the New York Stock Exchange Composite Tape for the Company's Common Stock for the periods indicated and the dividends paid per share on the Common Stock for such periods.


                                                  Common Stock Price
                                                  -------------------
                                       High                               Low
                                       ----                               ---
Year ended December 31, 2000
     First Quarter...................  $3.94                           $1.81
     Second Quarter..................   5.44                            2.88
     Third Quarter....................  8.88                            5.13
     Fourth Quarter..................   8.19                            4.25
Year ended December 31, 2001
     First Quarter...................   7.76                            5.38
     Second Quarter..................   8.41                            5.58
     Third Quarter....................  5.85                            3.85
     Fourth Quarter..................   4.28                            3.06
Period ended April 17, 2002
     January 1 to April 17              4.78                            2.85


                              PLAN OF DISTRIBUTION

General

     We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. The securities also may be sold pursuant to the purchase agreement described below under the heading "--Equity Line of Credit." We may sell the securities (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

  o  a fixed price or prices, which may be changed;

  o  market prices prevailing at the time of sale;

  o  prices related to the prevailing market prices; or

  o  negotiated prices.

     We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

     If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

     With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

     Shares of common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the New York Stock Exchange. Other securities may or may not be listed on the New York Stock Exchange or a national securities exchange. To facilitate the offering of securities, other than securities offered through an equity line of credit, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

Equity Line of Credit

     On April 5, 2002, we entered into what is sometimes termed as an equity line of credit arrangement with Acqua Wellington North American Equities Fund, Ltd.. Specifically, we entered into a common stock purchase agreement with Acqua Wellington, which provides that Acqua Wellington is committed to purchase up to $28,783,462 of our common stock over the 21-month term of the purchase agreement. We have filed the purchase agreement as an exhibit to this registration statement, and you should read the actual terms of the purchase agreement for the definitive terms and conditions. The total amount of securities available under the purchase agreement does not exceed 10% of the aggregate market value of our outstanding common stock that was held by our non-affiliates on a day within sixty days prior to April 5, 2002. From time to time beginning on the date of this prospectus and ending on or before January 5, 2004 and at our sole discretion, we may present Acqua Wellington with draw down notices constituting offers to purchase our common stock over a draw down period of twenty consecutive trading days, or such other number of trading days as agreed upon by us and Acqua Wellington. Under the purchase agreement, we are able to present Acqua Wellington with up to 18 draw down notices during the term of the agreement, unless we agree with Acqua Wellington to a different number of notices, with a minimum of five trading days required between each draw down period, unless we agree with Acqua Wellington to a different number of minimum days.

     Each draw down notice sets forth a threshold price and the dollar value of the shares Acqua Wellington is obligated to purchase during the draw down period. The threshold price we choose, which cannot be less than $2.00 without the consent of Acqua Wellington, generally establishes the maximum value of the stock we can obligate Acqua Wellington to buy during the period as set forth in the following table. However, we may agree with Acqua Wellington to modify the maximum purchase value applicable to a particular draw down. In no event will the dollar value of securities we sell to Acqua Wellington pursuant to the purchase agreement exceed $28,783,462 in the aggregate.

--------------------------------------------------------------------------------
      Threshold Price*                Maximum Purchase Value per Draw Down
------------------------------------------------------------ -------------------
Greater than or equal to $2.00 but less              $3,000,000
           than $3.00
--------------------------------------------------------------------------------
Each $1.00 increase above $2.00,       An increase of $1,000,000 (from the
    up to a maximum of $10.00            $3,000,000 listed above) up to a
                                             maximum of $11,000,000
--------------------------------------------------------------------------------
*Note: The Minimum Threshold Price is $2.00 unless we and Acqua Wellington agree otherwise

     Once presented with a draw down notice, Acqua Wellington is required to purchase a pro rata portion of the shares on each trading day during the draw down period on which the daily volume weighted average price for our common stock exceeds a threshold price for such draw down. The threshold price will be determined by us and set forth in the draw down notice. The per share purchase price for the shares Acqua Wellington will be required to purchase equals the daily volume weighted average price of our common stock on each date during the draw down period on which shares are purchased, less a discount of 5.00%, unless we agree otherwise with Acqua Wellington. If the daily volume weighted average price of our common stock falls below the threshold price on any trading day during a draw down period, the purchase agreement provides that Acqua Wellington will not be obligated but still may elect to purchase the pro rata portion of shares of common stock allocated to that day at the threshold price for the draw down period, less Acqua Wellington's discount. The number of shares Acqua Wellington would be obligated to buy on any trading day during a draw down period is calculated by dividing that day's pro rata part of the total purchase amount by that day's volume weighted average price, less Acqua Wellington's discount. The total number of shares Acqua Wellington would be required to purchase during a draw down period is the aggregate of the daily amounts.

     As an example of how the draw down mechanism set forth in the table above works, assume that we had sent Acqua Wellington a draw down notice choosing a threshold price of $4.00 and a corresponding draw amount of $5,000,000.00. On each of the following twenty trading days that comprise the draw down period, Acqua Wellington would be obligated to purchase approximately $250,000.00 worth of our stock at that day's volume weighted average price less a 5.00% discount. On a trading day during the draw down period when the volume weighted average price was $4.50, Acqua Wellington would be obligated to buy approximately 58,411 shares at a price of $4.28 per share (which represents a 5% discount from the volume weighted average price of $4.50). Assuming the volume weighted average price remained at $4.50 for each trading day during the draw down period, Acqua Wellington would be obligated to purchase a total of approximately 1,168,220 shares for $4,999,981.60. As the volume weighted average price increases, the number of shares required to be purchased will decrease, since the total draw down amount will remain constant. Similarly, as the volume weighted average price decreases, the number of shares required to be purchased will increase.

     The purchase agreement also provides that from time to time we may, at our sole discretion, grant Acqua Wellington the right to exercise one or more call options to purchase additional shares of our common stock during each draw down period for the amount that we specify. Any purchase is subject to the condition that the aggregate dollar amount of all shares purchased under the equity line financing may not exceed $28,783,462 for the term of the purchase agreement. Upon Acqua Wellington's exercise of the call option, we will issue and sell such additional shares of our common stock at a price equal to the greater of (1) the daily volume weighted average price of our common stock on the day Acqua Wellington notifies us of its election to exercise its call option or (2) the threshold price for the call option determined by us and set forth in the draw down notice (which shall not be less than $2.00), less Acqua Wellington's discount.

     In addition to our issuance of shares of common stock to Acqua Wellington pursuant to the purchase agreement, this prospectus also covers the sale of those shares from time to time by

Acqua Wellington to the public. Acqua Wellington is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act.

     Acqua Wellington has informed us that it intends to use Carlin Equities Corporation as the broker-dealer to sell on the New York Stock Exchange shares of our common stock purchased under purchase agreement. Such sales will be made on the New York Stock Exchange at prices and at terms then prevailing or at prices related to the then current market price. Carlin Equities Corporation is an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Acqua Wellington has informed us that Carlin Equities Corporation, which is not an affiliate of Acqua Wellington, will receive commissions from Acqua Wellington which will not exceed the limits imposed by the National Association of Securities Dealers. Acqua Wellington also will pay other expenses associated with the sale of the common stock it acquires pursuant to the purchase agreement.

     The shares of common stock may be sold in one or more of the following manners:

  o ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

  o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

     Acqua Wellington has agreed that prior to and during the term of the purchase agreement, neither Acqua Wellington nor any of its affiliates or entities managed by Acqua Wellington will sell any of our securities except the shares that Acqua Wellington (or its respective affiliate or managed entity) owns at the time of the sale, or any shares that Acqua Wellington is obligated to purchase under a pending draw down notice.

     In addition, Acqua Wellington and Carlin Equities Corporation will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, including without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock by Acqua Wellington or Carlin Equities Corporation. Under these rules and regulations, Acqua Wellington and Carlin Equities Corporation:

  o may not engage in any stabilization activity in connection with our securities;

  o must furnish each broker which offers shares of our common stock covered by this prospectus with the number of copies of this prospectus and any prospectus supplement which are required by each broker; and

  o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

     These restrictions may affect the marketability of the shares of common stock by Acqua Wellington and Carlin Equities Corporation.

     We have agreed to indemnify and hold harmless Acqua Wellington and Carlin Equities Corporation against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference in the registration statement of which this prospectus is a part, or any omission or alleged omission to state in the registration statement or any document incorporated by reference in the registration statement, a material fact required to be stated therein or necessary to make the statements therein not misleading, unless made or omitted in reliance upon written information provided to us by Acqua Wellington or Carlin Equities Corporation. We have agreed to pay fifty thousand dollars ($50,000) of Acqua Wellington's fees and expenses, including attorney's fees, incurred by Acqua Wellington in connection with the preparation, negotiation, execution and delivery of the purchase agreement. We have also agreed to pay all reasonable fees and expenses, including attorney's fees, incurred by Acqua Wellington in connection with any amendments, modifications or waivers of the purchase agreement.

In addition, we have agreed to pay to Credit Lyonnais Securities (USA), Inc. an accountable expense allowance of up to $75,000 (which amount we have deposited with Credit Lyonnais Securities), for out-of-pocket costs and expenses, including attorney's fees, incurred by Credit Lyonnais Securities in connection with its provision of services relating to the equity line of credit, plus 2% of the aggregate proceeds received by us from the sale of the shares to Acqua Wellington as a placement fee for introducing us to Acqua Wellington, and to indemnify and hold harmless Credit Lyonnais Securities against certain liabilities, including liabilities under the Securities Act. Credit Lyonnais Securities is not a party to the purchase agreement nor obligated to purchase any of our shares thereunder.



                                  LEGAL MATTERS

     The validity of the Common Stock being offered hereby will be passed upon for the Company by Fredric S. London, Esq., Senior Vice President and General Counsel of the Company.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS.

Exhibit
Number              Description
------              -----------
4.1*                The   Articles   of   Incorporation   of  OMI   Corporation,
                    incorporated by reference herein from Exhibit 3.1 of the Registration Statement of Form S-1 dated May 15, 1998.

4.2* By-laws of OMI Corporation, incorporated by reference herein from Exhibit 3.2 of the Registration Statement on Form S-1 dated May 15, 1998.

5.1* Opinion of Fredric S. London, Esq. as to the legality of the shares of Common Stock and Rights registered hereunder.

10.1* Common Stock Purchase Agreement between OMI Corporation and Acqua Wellington North American Equities Fund, Ltd.., dated April 5, 2002.

23.1*               Consent of Deloitte & Touche LLP.

23.3*               Consent of  Fredric S.  London,  Esq.  (included  in Exhibit
                    Number 5.1).

24                  Power of Attorney  (included in Part II of this Registration
                    Statement).

* Filed previously.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement 333-84514 to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 17th day of April, 2002.

                              OMI Corporation
                              (Registrant)


                              By: /s/ Fredric S. London
                                 ----------------------------
                                Fredric S. London
                                Senior Vice President and General Counsel


                              By: /s/ Kathleen C. Haines
                                 ----------------------------
                               Kathleen C. Haines
                               Senior Vice President and Chief Financial Officer

                                POWER OF ATTORNEY

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                                SIGNATURE                    DATE
----                                ---------                    ----

Robert Bugbee              *                                 April 17, 2002
Director                  ------------------------------


James N. Hood              *                                 April 17, 2002
Director                  ------------------------------


Michael Klebanoff          *                                 April 17, 2002
Director                  ------------------------------


Edward Spiegel             *                                 April 17, 2002
Director                  ------------------------------


Craig H. Stevenson, Jr.    *                                 April 17, 2002
Director                  ------------------------------


Donald C. Trauscht         *                                 April 17, 2002
Director                  ------------------------------

James D. Woods             *                                 April 17, 2002
Director                  ------------------------------


Philip J. Shapiro
Director                  ------------------------------



*By: /s/ Kathleen C. Haines
    ---------------------------------
      Kathleen C. Haines
      as Attorney-In-Fact


                                  EXHIBIT INDEX

Exhibit
Number              Description
-------             ------------
4.1*                The   Articles   of   Incorporation   of  OMI   Corporation,
                    incorporated by reference herein from Exhibit 3.1 of the Registration Statement of Form S-1 dated May 15, 1998.

4.2* By-laws of OMI Corporation, incorporated by reference herein from Exhibit 3.2 of the Registration Statement on Form S-1 dated May 15, 1998.

5.1* Opinion of Fredric S. London, Esq. as to the legality of the shares of Common Stock and Rights registered hereunder.


10.1* Common Stock Purchase Agreement between OMI Corporation and Acqua Wellington North American Equities Fund, Ltd.., dated April 5, 2002.

23.1*               Consent of Deloitte & Touche LLP.

23.3*               Consent of  Fredric S.  London,  Esq.  (included  in Exhibit
                    Number 5).

24                  Power of Attorney  (included in Part II of this Registration
                    Statement).

* Filed previously.